Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of IO Biotech, Inc. for the registration of up to 74,131,294 shares of its common stock offered by the selling stockholders, and to the incorporation by reference therein of our report dated March 14, 2023, with respect to the consolidated financial statements of IO Biotech, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

August 30, 2023